Exhibit 99.1

Applied DNA Announces Repayment of Secured Convertible Notes

- Repayment Funded by Warrant Exercise of 318,000 Warrants Issued in Connection with November 15, 2019 Underwritten Public Offering -

STONY BROOK, N.Y. – October 8, 2020 - Applied DNA Sciences, Inc. (NASDAQ: APDN) (“Applied DNA” or the "Company"), a leader in Polymerase Chain Reaction (PCR)-based DNA manufacturing that enables in vitro diagnostics, pre-clinical nucleic acid-based therapeutic drug candidates, supply chain security, anti-counterfeiting, and anti-theft technology, today announced that it entered into an agreement (the “Agreement”) with the sole holder (the “Holder”) of its outstanding July 16, 2019, secured convertible notes (the “Notes”) for the repayment in full of the Notes, in an aggregate amount of approximately $1.7 million, representing the outstanding amount of the Notes plus interest through the scheduled maturity of the Notes. In conjunction, affiliates of the Holder will exercise warrants issued as part of the Company’s November 15, 2019, underwritten public offering (the “2019 Warrants”) for total proceeds to the Company of approximately $1.7 million. Not all of the Holder’s 2019 Warrants will be exercised in connection with the repayment of the Notes. As a result of the repayment of the Notes, approximately $1.5 million of debt and liabilities will be extinguished from the Company’s balance sheet, leaving the Company debt-free. In addition, the security interests in the Company’s property granted to secure the Notes will be released.

In connection with a warrant exercise agreement with affiliates of the Holder, in addition to the shares of common stock issued upon exercise of the 2019 Warrants by such affiliates, the Company will issue replacement warrants (the “Replacement Warrants”) to such affiliates of the Holder in an amount equal to one half the amount of the 2019 Warrants exercised in connection with the Notes repayment. The Replacement Warrants have an exercise price equal to the closing price of the Company’s common stock on October 7, 2020. In addition, until January 5, 2021, if affiliates of the Notes holder exercise additional 2019 Warrants, the Company will issue to such affiliates additional Replacement Warrants in an amount equal to one half the amount of such exercised warrants and with an exercise price equal to the closing price of the Company’s common stock on the date the related 2019 Warrants are exercised. The Replacement Warrants will not be registered nor listed on any exchange but will be the subject of a registration rights agreement pursuant to which the Company agrees to file a registration statement with respect to the common stock underlying the Replacement Warrants.

“The opportunistic elimination of our outstanding Notes preserves our cash balance to fund the execution of our COVID-19 diagnostics and testing strategy that we believe holds the potential to impact our growth trajectory positively,” said Dr. James A. Hayward, president and CEO, Applied DNA Sciences. “Having built a solid strategic foundation and following the receipt of our first commercial contract for our COVID-19 diagnostic assay kits, we are working diligently to commercialize our testing-as-a-service program at our clinical laboratory subsidiary.”

About Applied DNA Sciences

Applied DNA is a provider of molecular technologies that enable supply chain security, anti-counterfeiting and anti-theft technology, product genotyping and pre-clinical nucleic acid-based therapeutic drug candidates.

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The Company’s common stock is listed on NASDAQ under ticker symbol ‘APDN’, and its publicly traded warrants are listed on OTC under ticker symbol ‘APPDW’.

Applied DNA is a member of the Russell Microcap® Index.

Forward-Looking Statements

The statements made by Applied DNA in this press release may be “forward-looking” in nature within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe Applied DNA’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA. Actual results could differ materially from those projected due to, its history of net losses, limited financial resources, potential dilution to common stockholders caused by exercise of the Replacement Warrants, limited market acceptance, the uncertainties inherent in research and development, future clinical data and analysis, including whether any of Applied DNA’s or its partners diagnostic or vaccine candidates will advance further in the preclinical research or clinical trial process, including receiving clearance from the U.S. Food and Drug Administration (“FDA”) or equivalent foreign regulatory agencies to conduct clinical trials and whether and when, if at all, they will receive final approval from the U.S. FDA or equivalent foreign regulatory agencies, the unknown outcome of any applications or requests to U.S. FDA, equivalent foreign regulatory agencies and/or the New York State Department of Health, the unknown limited duration of any Emergency Use Authorization approval from U.S. FDA, disruptions in the supply of raw materials and supplies, and various other factors detailed from time to time in Applied DNA’s SEC reports and filings, including its Annual Report on Form 10-K filed on December 12, 2019, as amended and its subsequent quarterly reports on Form 10-Q filed on February 6, 2020, May 14, 2020 and August 6, 2020, and other reports it files with the SEC, which are available at www.sec.gov. Applied DNA undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless otherwise required by law.

Investor contact: Sanjay M. Hurry, Applied DNA Sciences, 917-733-5573, sanjay.hurry@adnas.com

Web: www.adnas.com

Twitter: @APDN